Exhibit 99.1

PLAN SUPPORT AGREEMENT

This Plan Support Agreement (the “PSA”), dated as of October17, 2014, and effective as of the date on which all parties to this PSA have executed this PSA (the “PSA Effective Date”), is entered into by and among the following parties:

i.                  UniTek Global Services, Inc. (“UniTek”), UniTek Holdings, Inc., UniTek Midco, Inc., UniTek Acquisition, Inc., Nex-link USA, UniTek USA, LLC, Pinnacle Wireless USA, Inc., DirectSAT USA, Inc. (“DirectSAT”), FTS USA, LLC, and Advanced Communications USA, Inc. (collectively, the “Debtors”);

ii.               Apollo Investment Corporation, as agent for the ABL Facility Lenders(1)  under the ABL Facility Credit Agreement (the “ABL Facility Agent”);

iii.            the undersigned ABL Facility Lenders (the “ABL Facility Consenting Lenders”);

iv.           the undersigned Term Loan Lenders (the “Term Loan Consenting Lenders” and collectively with the ABL Facility Consenting Lenders, the “Consenting Lenders”); and

v.              DIRECTV, LLC (“DIRECTV” and collectively with the parties listed in paragraphs (i) through (iv), the “Plan Support Parties”).

RECITALS

WHEREAS, the Debtors, the ABL Facility Agent and the Consenting Lenders have negotiated certain restructuring and recapitalization transactions with respect to the Debtors’ capital structure, including the Debtors’ respective obligations under the ABL Facility Credit Agreement and the Term Loan Credit Agreement.

WHEREAS, the Debtors intend to commence voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (such court, the “Bankruptcy Court”) to effect restructuring and recapitalization transactions through a prepackaged chapter 11 plan of reorganization consistent with the Plan of Reorganization Term Sheet (the “Plan Term Sheet”) attached as Exhibit A hereto and the New First Lien Debt Term Sheet (the “Debt Term Sheet”) attached as Exhibit B hereto (as may be amended, supplemented or revised from time to time in accordance with this PSA, the “Plan”),

(1)         The Plan Term Sheet and the Debt Term Sheet are collectively referred to as the “Term Sheets”.  All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Term Sheets.

all of which shall be on the terms and conditions described in this PSA (such transactions, the “Restructuring Transactions”).

WHEREAS, DIRECTV and DirectSAT are parties to that certain 2012 Homes Services Provider Agreement dated as of October 15, 2012, as amended (the “HSP Agreement”), and each party to the HSP Agreement has the right to terminate the HSP Agreement without cause by giving the other party at least 180 days prior written notice (an “HSP Termination Notice”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Plan Support Parties, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Definitive Documentation

1.                                      The definitive documentation and agreements governing the Restructuring Transactions (collectively, the “Plan Restructuring Documents”) shall consist of: (a) the Plan (and all exhibits thereto); (b) the Confirmation Order and all pleadings in support of confirmation of the Plan; (c) the Disclosure Statement and the other solicitation materials in respect of the Plan (such materials, the “Solicitation Materials”); (d) the combined motion for entry of an order (i) scheduling a combined hearing on approval of the Disclosure Statement and confirmation of the Plan, (ii) establishing procedures for objecting to the Disclosure Statement and Plan, (iii) approving the Solicitation Materials, and (iv) granting related relief; (e) the DIP Facility Credit Agreement and related documents and the interim and final orders approving same; (f) the motion for approval of or authority to assume the PSA; and (g) all other documents that will comprise the Plan Supplement.  The Plan Restructuring Documents remain subject to negotiations and completion and shall, upon completion, contain terms, conditions, representations, warranties and covenants consistent with the terms of this PSA and shall otherwise be in form and substance reasonably acceptable to each of the Debtors, the ABL Facility Agent and the Term Loan Consenting Lenders holding at least 50.1% in principal amount of the aggregate amount of the Term Loan Facility Claims held by the Term Loan Consenting Lenders (the “Required Term Loan Consenting Lenders”), and the Plan shall be in form and substance reasonably acceptable to each of the Plan Support Parties.

Commitments Regarding the Restructuring Transactions

2.                                      During the period beginning on the PSA Effective Date and ending on a Termination Date (as defined herein) (such period, the “Effective Period”):

(a)                                 each of the Consenting Lenders that is entitled to accept or reject the Plan pursuant to its terms agrees that it shall, subject to the receipt by such Consenting Lender of the Disclosure Statement and the Solicitation Materials (x) vote each of its Claims to accept the Plan by delivering its duly executed and completed Ballot accepting the Plan on a timely basis following commencement of the solicitation and its actual receipt of the Solicitation Materials and Ballot; and (y) not change or withdraw such vote (or cause such vote to be changed or withdrawn);

(b)                                 each Plan Support Party agrees that it shall not directly or indirectly (x) object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions, (y) propose, file, support or vote for any restructuring, workout, plan of arrangement, or plan of reorganization for the Debtors other than the Restructuring Transactions, or (z) in the case of the Term Loan Consenting Lenders, direct or authorize Cerberus Business Finance, LLC, in its capacity as successor administrative agent under the Term Loan Credit Agreement (the “Term Loan Agent” and collectively with the ABL Facility Agent, the “Agents”) to take any action contemplated in (x) or (y) of this paragraph;

(c)                                  upon the commencement by the Debtors of the Chapter 11 Cases, the automatic stay under the Bankruptcy Code shall be invoked, and each of the ABL Facility Agent and the Consenting Lenders agrees that, except to the extent expressly contemplated under the Plan, this PSA and the Plan Restructuring Documents, it will not, and, with respect to the Consenting Lenders, will not direct the ABL Facility Agent or the Term Loan Agent, as applicable to, exercise any right or remedy for the enforcement, collection, or recovery of any of the Claims against the Debtors, and any other claims against any direct or indirect subsidiaries of the Debtors that are not Debtors; provided, however, that notwithstanding anything to the contrary in this PSA, nothing shall limit the rights and remedies of any Consenting Lender under the DIP Facility Credit Agreement or related documents or orders;

(d)                                 each Plan Support Party agrees to support and take all necessary steps to effectuate the Restructuring Transactions, including timely providing all requisite consents and approvals as required in order for the Debtors to commence the Chapter 11 Cases;

(e)                                  the Debtors shall (i) seek Bankruptcy Court approval of or authority to assume this PSA on a first-day motion basis; (ii) take all steps necessary or desirable to obtain orders of the Bankruptcy Court in respect of the Restructuring Transactions, including obtaining entry of the Confirmation Order; (iii) support and take all steps reasonably necessary or desirable to consummate the Restructuring Transactions in accordance with this PSA, including the preparation and filing within the time-frame provided herein of the Plan Restructuring Documents; (iv) execute and deliver any other required agreements to effectuate and consummate the Restructuring Transactions; (v) obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions; (vi) complete the Restructuring Transactions within the time-frame provided herein; (vii) operate their business in the ordinary course, taking into account the Restructuring Transactions; and (viii) not object to, delay, impede or take any other action this is materially inconsistent with, or is intended or is likely to interfere in a material way with the acceptance or implementation of the Restructuring Transactions; and

(f)                                   the Plan shall provide that the Debtors will provide DIRECTV with a monthly report regarding the Shared Services Agreement with the following information, (i) the total aggregate charges under the Shared Services Agreement; (ii) how the charges under the Shared Services Agreement were allocated among the DirectSAT Business and the Other

Business; and (iii) the method of ascribing the charges to the DirectSAT Business and the Other Business.

3.                                      Notwithstanding anything to the contrary herein, nothing in this PSA shall require the board of directors, board of managers, or similar governing body of a Debtor to take any action, or refrain from taking any action, with respect to the Restructuring Transactions to the extent such board of directors, board of managers, or similar governing body determines, based on the advice of counsel, that taking such action, or refraining from taking such action, as applicable, is required to comply with applicable law or its fiduciary obligations or duties under applicable law.

Transfers of Claims

4.                                      During the Effective Period, no Consenting Lender shall transfer any Claim to any person or entity that is not a Plan Support Party (a “Third-Party Transferee”); provided, however, a Consenting Lender may transfer a Claim to a Third-Party Transferee if such Third-Party Transferee agrees to be bound by this PSA in a writing in form and substance reasonably acceptable to each of the remaining Plan Support Parties. Any transfer made in violation of this paragraph shall be void ab initio. For the avoidance of doubt, the Fourth Amendment to the Term Loan Credit Agreement, effective July 28, 2014, remains in full force and effect including any restrictions or prohibitions on the Term Loan Consenting Lenders’ ability to transfer any Claims, including Term Loan Claims.  This Agreement shall in no way be construed to preclude the Consenting Lenders from acquiring additional Claims; provided, however, that (i) any Consenting Lender that acquires additional Claims, as applicable, after the PSA Effective Date shall promptly notify the Debtors of such acquisition including the amount of such acquisition and (ii) such acquired Claims shall automatically and immediately upon acquisition by a Consenting Lender, as applicable, be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to the Debtors).

Representations and Warranties of Consenting Lenders

5.                                      Each Consenting Lender, severally, and not jointly, represents and warrants that:

(a)                                 it is the beneficial owner of the face amount of the Claims, or is the nominee, investment manager, or advisor for beneficial holders of the Claims, as reflected in such Consenting Lender’s signature block to this PSA, which amount each Plan Support Party understands and acknowledges is proprietary and confidential to such Consenting Lender (such Claims, with respect to each such Consenting Lender, the “Owned Claims”);

(b)                                 it has the full power and authority to act on behalf of, vote and consent to matters concerning the Owned Claims;

(c)                                  the Owned Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Lender’s ability to perform any of its obligations under this PSA at the time such obligations are required to be performed; and

(d)                                 as of the date hereof, it has no actual knowledge of any event that, due to any fiduciary or similar duty to any other person or entity, would prevent it from taking any action required of it under this PSA.

Mutual Representations, Warranties, and Covenants

6.                                      Each of the Plan Support Parties represents, warrants, and covenants to each other Plan Support Party:

(a)                                 it is validly existing and in good standing under laws of the state of its organization, and this PSA is a legal, valid, and binding obligation of such Plan Support Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)                                 except as expressly provided in this PSA, the Plan Restructuring Documents or the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform the respective obligations under, this PSA;

(c)                                  except as expressly provided in this PSA, it has all requisite corporate or other power and authority to enter into, execute, and deliver this PSA and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this PSA;

(d)                                 except as expressly set forth herein and with respect to the Debtors’ performance of this PSA (and subject to necessary Bankruptcy Court approval and/or regulatory approvals associated with the Restructuring Transactions), the execution, delivery, and performance by it of this PSA does not, and shall not, require any registration or filing with consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body; and

(e)                                  the execution, delivery, and performance of this PSA does not and shall not: (i) violate any provision of law, rules or regulations applicable to it or any of its subsidiaries in any material respect; (ii) violate its certificate of incorporation, bylaws, or other organizational documents or those of any of its subsidiaries; or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party, which conflict, breach or default would have a material adverse effect on the Restructuring Transactions.

Acknowledgement

7.                                      Notwithstanding any other provision herein, this PSA is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of §§1125 and 1126 of the Bankruptcy Code. Any such offer or solicitation will be made only in compliance with all applicable securities laws and provisions of the Bankruptcy Code.

PSA Termination Events

8.                                      This PSA shall terminate two business days after the delivery to the Plan Support Parties, in accordance with paragraph 31 hereof, of a written notice (a “PSA Termination Event Notice”) by, as applicable: (i) the Debtors, solely with respect to section (f) hereof; (ii) DIRECTV; (iii) ABL Facility Agent; (iv) ABL Facility Consenting Lenders holding at least 50.1% in principal amount of the aggregate amount of the ABL Facility Claims held by the ABL Facility Consenting Lenders (the “Required ABL Facility Consenting Lenders”); or (v) Required Term Loan Consenting Lenders, in each case, in the exercise of their discretion, upon the occurrence of any of the following events (a “PSA Termination Event”):

(a)                                 the Debtors shall not have commenced solicitation of votes on the Plan on or before October 21, 2014;

(b)                                 the Debtors shall not have commenced the Chapter 11 Cases on or before November 11, 2014;

(c)                                  the Bankruptcy Court shall not have entered the Confirmation Order on or before the date that is 66 days from the Petition Date;

(d)                                 the Bankruptcy Court otherwise grants relief that would have a material adverse effect on the Restructuring Transactions;

(e)                                  the Effective Date of the Plan (“Plan Effective Date”) shall not have occurred on or before January 21, 2015;

(f)                                   the breach by any Plan Support Party of any of the representations, warranties, or covenants of such breaching Plan Support Party as set forth in this PSA that would have a material adverse effect on the Restructuring Transactions; provided, however, that any PSA Termination Event Notice based on this paragraph shall expressly detail any such breach and, if such breach is capable of being cured, the breaching Party shall have twenty (20) business days after receiving such PSA Termination Event Notice to cure such breach;

(g)                                  any of the Plan Restructuring Documents shall have been modified in a way that is materially adverse to any Plan Support Party and such Plan Support Party has not given its prior written consent to such modification;

(h)                                 the withdrawal, amendment, modification of, or the filing of a pleading by the Debtors seeking to amend or modify, the Plan or any other Restructuring Transaction document materially inconsistent with the PSA;

(i)                                     the filing by the Debtors of any motion or other request for relief seeking (i) to voluntarily dismiss any of the Chapter 11 Cases, (ii) to convert any of the Chapter 11 Cases to chapter 7, or (iii) to appoint a trustee or an examiner with expanded powers in any of the Chapter 11 Cases;

(j)                                    the entry of an order by the Bankruptcy Court (i) dismissing any of the Chapter 11 cases, (ii) converting any of the Chapter 11 cases to a case under Chapter 7 of the Bankruptcy Code, or (iii) appointing a trustee or an examiner with expanded powers in any of the Chapter 11 cases;

(k)                                 prior to the Petition Date, an involuntary bankruptcy case is commenced against any of the Debtors, which is not dismissed or withdrawn within 7 days;

(l)                                     the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to (i) any material assets of any Debtor other than DirectSAT, without the prior written consent of the ABL Facility Agent, and the Required Term Loan Consenting Lenders or (ii) any material assets of DirectSAT, without the prior written consent of the ABL Facility Agent, the Required Term Loan Consenting Lenders, and DIRECTV.

(m)                             any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring Transactions in a way that cannot be reasonably remedied;

(n)                                 on or before the earlier of November 10, 2014 or the commencement of the Chapter 11 Cases, the Debtors and all Tier 1 and Tier 2 Participants under, and as defined in, that certain Unitek Global Services Inc. Change in Control Severance Plan (the “Severance Plan”) shall not have entered into an amended and restated version of the Severance Plan on terms and conditions acceptable to the Required ABL Facility Consenting Lenders and the Required Term Loan Consenting Lenders in their respective sole discretion; or

(o)                                 the Debtors’ exclusive right to file a plan is terminated or expires.

9.                                      Any PSA Termination Event may be waived and any date described in the prior paragraph may be extended by written consent of (x) the ABL Facility Agent, on behalf of itself and the ABL Facility Consenting Lenders, (y) the Required Term Loan Consenting Lenders, and (z) DIRECTV.

10.                               Any Debtor may terminate this PSA as to all Plan Support Parties upon five business days’ prior written notice, delivered in accordance with paragraph 30 hereof, if and when the board of directors, board of managers, or such similar governing body of any Debtor determines based on advice of counsel that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties.

11.                               This PSA and the obligations of all Plan Support Parties hereunder may be terminated by mutual agreement among the following: (i) each of the Debtors; (ii) DIRECTV; (iii) the ABL Facility Agent; (iv) the Required ABL Facility Consenting Lenders; and (v) the Required Term Loan Consenting Lenders.

12.                               This PSA shall terminate automatically without any further required action or notice on the Plan Effective Date.

13.                               No Plan Support Party, may terminate this PSA if such party failed to perform or comply in all material respects with the terms and conditions of this PSA, with such failure to perform or comply causing, or resulting in, the occurrence of one or more termination events specified herein, including any PSA Termination Event described in paragraph 8 hereof, provided, however, that the failure of a Plan Support Party to perform or comply in any material respects with the terms and conditions of this PSA shall be deemed waived and not prevent such Plan Support Party from terminating this PSA unless notice is given to such Plan Support Party seeking to terminate the PSA within five days of the date upon which the other Plan Support Parties obtained actual knowledge, or should have obtained actual knowledge, of such failure.  Further, the Plan Support Party shall have the opportunity to contest the existence of such a failure and to cure such a failure. The date on which termination of this PSA is effective in accordance with paragraphs 8 through 12 herein shall be referred to as a “Termination Date.” Except as set forth below, upon the occurrence of a Termination Date, this PSA shall be of no further force and effect, and each Plan Support Party shall be released from its commitments, undertakings, and agreements under or related to this PSA and shall have the rights and remedies that it would have had, had it not entered into this PSA, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this PSA. Upon the occurrence of a Termination Date, any and all consents or ballots tendered by the Plan Support Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Plan Support Parties in connection with the Restructuring Transactions, this PSA or otherwise.  Notwithstanding anything to the contrary in this PSA, the foregoing shall not be construed to prohibit the Debtors or any other Plan Support Party from contesting whether any such termination is in accordance with the terms of this PSA or seeking enforcement of any rights under this PSA that arose or existed before a Termination Date.

No Violation of the Automatic Stay

14.                               The automatic stay applicable under §362 of the Bankruptcy Code shall not prohibit (i) a Plan Support Party from taking any action necessary to effectuate the termination of this PSA pursuant to the terms hereof, including the delivery of a PSA Termination Event Notice, or (ii) DIRECTV from delivering a HSP Condition Notice (as defined herein).

DIRECTV Matters

15.                               Upon the occurrence of the PSA Effective Date, all HSP Termination Notices, if any, shall be automatically revoked and deemed null and void.

16.                               During the Effective Period, DIRECTV shall not issue an HSP Termination Notice so long as the following conditions (the “HSP Conditions”) are met:

(a)                                 DirectSAT maintains adequate funding to enable it to perform its obligations under the HSP Agreement and satisfy its other financial obligations as they come due in the ordinary course of business, with such funding measured based on the Debtors’ unrestricted cash and cash equivalent, marketable securities and availability under their various credit facilities, in an amount of at least $10 million;

(b)                                 DirectSAT remains current (i.e. within applicable terms) on all undisputed payments to vendors, employees and former employees (including severance) and provides projections to DIRECTV, based upon reasonable assumptions of DirectSAT’s management, indicating that it will continue to be current (i.e. within applicable terms), except to the extent DirectSAT may be prohibited from doing so pursuant to any provision of the Bankruptcy Code after the commencement of the Chapter 11 Cases or pursuant to a budget in connection with the DIP Facility or the Debtors’ use of cash collateral;

(c)                                  none of the DirectSAT personnel holding the following positions working on the DIRECTV business shall have terminated his or her employment with DirectSAT unless within 15 days after such termination DirectSAT shall have appointed as a replacement of such personnel a person or persons acceptable to DIRECTV in its reasonable discretion: (i) President; (ii) Vice President of Operations; (iii) Supervisor of Supply Chain; (iv) Supervisor of Analytics; (v) Regional Directors of Operation; and (vi) Manager of Finance.  DirectSAT shall use commercially reasonable best efforts to retain the personnel, including but not limited to technicians, necessary to perform the DIRECTV business;

(d)                                 Debtors shall give DIRECTV notice of any litigation commenced against them within 14 days after Debtors are served with such litigation and no new, nonfrivolous litigation, including adversary proceedings in the Chapter 11 Cases, is filed against UniTek or DirectSAT that (a) DIRECTV considers in its reasonable discretion to be reasonably likely to have a material adverse effect on the Debtors’ ability to consummate the Restructuring Transactions, taken as a whole, and (b) is not withdrawn or dismissed within 20 business days after DIRECTV has notified UniTek and DirectSAT in writing that it has provided the Plan Support Parties notice of the determination referenced in clause (a);

(e)                                  DirectSAT operational performance under the HSP Agreement remains at substantially the same level of performance in all DIRECTV markets as measured by the average contractual incentive/chargeback metrics over the prior rolling three month period, as determined by DIRECTV in its sole discretion.

(f)                                   DirectSAT provides DIRECTV with the same reporting and projections it provides to the Agents at substantially the same time as it provides such reporting and projections to the Agents;

(g)                                  DirectSAT, so long as requested by DIRECTV, holds bi-weekly conference calls with DIRECTV to review DirectSAT’s financial condition; and

(h)                                 DIRECTV receives full copies of any UniTek or DirectSAT financing documentation within three business days after the execution of such documentation.

17.                               Notwithstanding anything in this PSA,

(a)                                 DIRECTV may exercise its rights to terminate the HSP Agreement with cause or based on a material noncurable breach according to the terms of the HSP Agreement other than a breach of a kind specified in section 365(b)(2) (A), (B) or (D).of the Bankruptcy Code.

(b)                                 If a Termination Date (as defined herein) (other than the occurrence of the Effective Date) occurs and DIRECTV delivers, prior to the Effective Date, a notice in writing in accordance with paragraph 31 to the Debtors, the ABL Facility Agent, and the Consenting Lenders that it has elected to terminate the HSP Agreement, then the HSP Agreement shall terminate automatically on the first business day that is 180 days from the PSA Effective Date, without the requirement of an HSP Termination Notice or any other further notice or action or the necessity of obtaining relief from the stay.

(c)                                  If DIRECTV delivers a notice (an “HSP Condition Notice”) in writing in accordance with paragraph 31 hereof to the Debtors, the ABL Facility Agent, and the Consenting Lenders that one or more HSP Conditions has been materially breached and such material breach is not cured within 20 business days of receipt of such HSP Condition Notice, then the HSP Agreement shall terminate automatically on the first business day that is 180 days from the PSA Effective Date. In the case of any termination of the HSP Agreement by DIRECTV for cause, the HSP Agreement shall terminate immediately, or after any cure period where DirectSAT fails to timely cure, without the requirement of an HSP Termination Notice or any other further notice or action or the necessity of obtaining relief from the stay.

(d)                                 To the extent it is necessary or advisable for DIRECTV to seek relief from the automatic stay under § 362 of the Bankruptcy Code in order to terminate the HSP Agreement for cause, the other Plan Support Parties agree to consent to and not oppose such relief; provided, however, each Plan Support Party retains its rights to contest (i) the validity of any underlying breach of the HSP Agreement or this PSA alleged by DIRECTV and/or (ii) whether cause existed or exists for DIRECTV, pursuant to its rights under the HSP Agreement, to terminate the HSP Agreement.

(e)                                  Notwithstanding the foregoing, the Plan Support Parties acknowledge and agree that no cause is needed for DIRECTV to issue a HSP Termination Notice to terminate the HSP Agreement on 180 days’ notice at any point during the Effective Period.

Amendments

18.                               This PSA may not be modified, amended or supplemented in any manner except in writing signed by all of the following or their respective counsel: (i) each of the Debtors; (ii) DIRECTV; (iii) the Required ABL Facility Consenting Lenders; and (iv) the Required Term Loan Consenting Lenders.

Confidentiality and Disclosure

19.                               The Debtors shall keep strictly confidential and shall not, without the prior written consent of the applicable Consenting Lender, disclose publicly, or to any person the holdings of any Consenting Lender in any public manner, including in the Solicitation Materials, the Plan or any related press release; provided, however, that (x) the Debtors may disclose such names or amounts to the extent that, upon the advice of counsel, it is required to do so by any governmental or regulatory authority or court of competent jurisdiction, in which case the Debtors, prior to making such disclosure, shall allow the Consenting Lender(s) to whom such disclosure relates reasonable time at its own cost to seek a protective order with respect to such disclosures, (y) the Debtors may disclose the existence and material terms of this PSA, including the execution of this PSA by the ABL Facility Agent, the Consenting Lenders, and DIRECTV, and (z) the Debtors may disclose the aggregate percentage or aggregate principal amount of Claims held by the Consenting ABL Facility Lenders and the Term Loan Consenting Lenders, respectively.

Miscellaneous

20.                               The Debtors shall pay or reimburse when due professional fees and expenses for legal advisors and financial advisors for:  (a) the ABL Facility Agent and ABL Lenders; and (b) the Term Loan Consenting Lenders.

21.                               Subject to the other terms of this PSA, the Plan Support Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions.

22.                               Notwithstanding anything herein to the contrary, if an official committee is appointed in the Chapter 11 Cases and a Consenting Lender or the ABL Facility Agent is appointed to and serves on such official committee, then the terms of this PSA shall not be construed to limit such party’s exercise of its fiduciary duties in its role as a member of such committee; provided, however, that serving as a member of such committee shall not relieve the party of any obligations under this Agreement; provided, further, that nothing in the PSA shall be construed as requiring any Plan Support Party to serve on any official committee in these Chapter 11 Cases.

23.                               This PSA constitutes the entire agreement among the Plan Support Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, other than the HSP Agreement, among the Plan Support Parties with respect thereto.

24.                               The headings of all paragraphs of this PSA are inserted solely for the convenience of reference and are not part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

25.                               This PSA is to be governed by and construed in accordance with the laws of New York applicable to contracts made and to be performed in New York, without giving effect to the conflict of laws principles thereof. Each Plan Support Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this PSA, to the extent possible, (i) before the commencement of the Chapter 11 Cases, in the United States District Court for the District of Delaware and (ii) after the commencement of the Chapter 11 Cases, in the Bankruptcy Court.

26.                               Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this PSA or the transactions contemplated herein.

27.                               This PSA may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, and each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this PSA, each individual executing this PSA on behalf of a Plan Support Party has been duly authorized and empowered to execute and deliver this PSA on behalf of said Plan Support Party.

28.                               This PSA is the product of negotiations between and among the Plan Support Parties and, in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Plan Support Party by reason of such party having drafted or caused to be drafted this PSA, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Plan Support Parties were each represented by counsel during the negotiations and drafting of this PSA and continue to be represented by counsel. In addition, this PSA shall be interpreted in accordance with § 102 of the Bankruptcy Code.

29.                               This PSA is intended to bind and inure to the benefit of the Plan Support Parties and their respective successors and permitted assigns, as applicable. There are no third-party beneficiaries under this PSA, and the rights or obligations of any Plan Support Party under this PSA may not be assigned, delegated, or transferred to any other person or entity.

30.                               The Debtors will provide the Consenting Lenders and their respective attorneys, consultants, accountants, and other authorized representatives reasonable access, upon reasonable notice during normal business hours, to relevant properties, books, contracts, commitments, records, management personnel, lenders, and advisors of the Debtors.

31.                               All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following address (or at such other addresses as shall be specified by like notice):

If to the Debtors:

UniTek Global Services, Inc.

1777 Sentry Parkway West

Gwynedd Hall, Suite 302

Attn:  Office of the General Counsel

Blue Bell, PA 19422

Phone: (267) 464-1700

with copies to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Justin W. Chairman and Michael J. Pedrick

Facsimile: (215) 963-5001

E-mail: jchairman@morganlewis.com and mpedrick@morganlewis.com

-and-

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attention: Neil E. Herman and Patrick D. Fleming

Facsimile: (212) 309-6001

E-mail: nherman@morganlewis.com and pfleming@morganlewis.com

If to DIRECTV:

2230 East Imperial Highway

El Segundo, CA 90245

Attn:  Office of the General Counsel

Facsimile: 310-964-0838

-and-

Honigman Miller Schwartz and Cohn LLP

660 Woodward Ave., Suite 2290

Detroit, MI 48226

Attention:  Judy B. Calton

Facsimile:  (313) 465-7345

E-mail:  jcalton@honigman.com

If to the ABL Facility Agent:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:  Joshua A. Sussberg, Yongjin Im

Facsimile: (212) 446-4900

E-mail: joshua.sussberg@kirkland.com, yongjin.im@kirkland.com

-and-

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention:  Steven N. Serajeddini

Facsimile:  (312) 862-2200

E-mail: steven.serajeddini@kirkland.com

If to the Term Loan Consenting Lenders:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention:  Richard A. Levy, Matthew L. Warren

Facsimile: (312) 993-9767

E-mail: richard.levy@lw.com, matthew.warren@lw.com

32.                               Each Plan Support Party hereby confirms that its decision to execute this PSA has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Debtors.

33.                               If the Restructuring Transactions are not consummated, or if this PSA is terminated for any reason, the Plan Support Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other similar, applicable rule of evidence, this PSA and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms hereof or pursue the consummation of the Restructuring Transactions, or for the payment of damages to which a Plan Support Party may be entitled under this PSA.

34.                               It is understood and agreed by the Plan Support Parties that money damages would be an insufficient remedy for breach of this PSA by any Plan Support Party and each non-breaching Plan Support Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Plan Support Party to comply promptly with any of its obligations hereunder.

35.                               The agreements, representations, warranties, and obligations of the Plan Support Parties under this PSA are, in all respects, several and not joint.

36.                               If any provision of this PSA shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, then the remaining provisions shall remain in full force and effect if essential terms and conditions of this PSA for each Plan Support Party remain valid, binding and enforceable.

37.                               All rights, powers, and remedies provided under this PSA or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Plan Support Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

IN WITNESS WHEREOF, the Plan Support Parties have executed this PSA on the day and year first above written.

[REMAINDER OF PAGE INTENTIONALLY OMITTED]

IN WITNESS WHEREOF, the parties hereto have caused this Plan Support Agreement to be duly executed as of the day and the year first above written.

UniTek Global Services, Inc.
UniTek Holdings, Inc.
UniTek Midco, Inc.
UniTek Acquisition, Inc.
Nex-link USA, UniTek USA, LLC
Pinnacle Wireless USA, Inc.
DirectSAT USA, Inc.
FTS USA, LLC
Advanced Communications USA, Inc.

By:	/s/ Andrew J. Herning
Name:	Andrew J. Herning
Title:	CFO and Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this Plan Support Agreement to be duly executed as of the day and the year first above written.

DIRECTV, LLC

By:	/s/ David W. Baker
Name:	David W. Baker
Title:	Senior Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Plan Support Agreement to be duly executed as of the day and the year first above written.

Apollo Investment Corporation, as ABL Facility Agent and ABL Facility Consenting Lender

By: Apollo Investment Management, L.P., as Advisor
By: ACC Management, LLC, as its General Partner

By:	/s/ Ted Goldthorpe
Name:	Ted Goldthorpe
Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Plan Support Agreement to be duly executed as of the day and the year first above written.

New Mountain Finance Corporation
New Mountain Finance Holdings, L.L.C.
as Term Loan Consenting Lenders

By:	/s/ John R. Kline
Name:	John R. Kline
Title:	EVP — COO

IN WITNESS WHEREOF, the parties hereto have caused this Plan Support Agreement to be duly executed as of the day and the year first above written.

Cetus Capital II, LLC
Littlejohn Opportunities Master Fund LP
SG Distressed Fund, LP
as Term Loan Consenting Lenders

By:	/s/ Robert E. Davis
Name:	Robert E. Davis
Title:	Managing Director

Exhibit A

UniTek Global Services, Inc.

PLAN OF REORGANIZATION TERM SHEET

This term sheet (this “Term Sheet”) describes the material terms of a proposed restructuring transaction (the “Restructuring”) pursuant to which UniTek Global Services, Inc. (“Unitek” and as reorganized, the “Reorganized Holdco”)), and its affiliated debtors and debtors in possession (collectively, the “Debtors” and as reorganized, the “Reorganized Debtors”), will restructure their capital structure through a joint prepackaged plan of reorganization (the “Plan”) filed in the Debtors’ chapter 11 cases (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

This Term Sheet is not legally binding, is not a complete list of all material terms and conditions of the potential transactions described herein, is subject to material change, and is being distributed by the ABL Agent, for discussion purposes only.  This Term Sheet shall not constitute an offer or a legally binding obligation to buy or sell, nor does it constitute a solicitation of an offer to buy or sell, any of the securities referred to herein.  Furthermore, nothing herein constitutes a commitment to lend funds to the company or any other party, or to negotiate, agree to, or otherwise participate in any plan of reorganization, including the Plan, nor does this Term Sheet constitute a solicitation of the acceptance or rejection of the Plan for purposes of sections 1125 and 1126 of the Bankruptcy Code.

This Term Sheet shall remain strictly confidential and may not be shared with any other person without the consent of the ABL Agent.

PLAN OVERVIEW

Debt to be Restructured

(a)         Revolving Credit and Security Agreement dated as of July 10, 2013 (as amended, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), by and among Unitek and certain subsidiaries thereof as borrowers, the financial institutions from time to time party thereto as lender (the “ABL Lenders”) and Apollo Investment Corporation as administrative and collateral agent (the “ABL Agent”) for the ABL Lenders.

(b)         Credit Agreement dated as of April 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Term Credit Agreement”) by and among Unitek, as borrower, the Lenders, Cerberus Business Finance, LLC as administrative agent for the Term Lenders (the “Term Agent”) and FBR Capital Markets LT, Inc., as documentation agent and as syndication agent.

Sources of Consideration and Effective Date	The Plan will be funded through a combination of Reorganized HoldCo interests, the New First Lien Debt, the New Holdco Debt, and the Debtors’ existing cash on hand.

Treatment of Claims and Interests

The Plan shall provide for the following treatment of allowed claims and interests:

(a)         DIP Claims — Each holder of an allowed claim on account of funded and unfunded amounts under the DIP Facility shall receive Tranche A New First Lien Debt (as defined in the New First Lien Debt Term Sheet) in a face amount equal to the amount of such allowed claim on the Effective Date, and such holder shall remain committed to fund the unfunded portion of its commitment under the DIP Facility in accordance with the terms of the New First Lien Debt Facility.

(b)         Administrative and Priority Claims — Allowed administrative and priority claims shall be satisfied in full in cash on the Effective Date or receive such other treatment permitted under the Bankruptcy Code.

(c)          Senior ABL Facility Claims — Each holder of an allowed claim on account of the ABL Credit Agreement, other than the Last Out Loans (as defined in the ABL Credit Agreement) (collectively, the “Senior ABL Facility Claims”), shall receive: (i) Tranche B New First Lien Debt (as defined in the New First Lien Debt Term Sheet) in a face amount equal to: (a) the total amount of such Senior ABL Facility Claim, multiplied by (b) the First Lien Rollover Ratio; and (ii) New HoldCo Debt in a face amount equal to: (a) the total amount of such Senior ABL Facility Claim, multiplied by (b) the HoldCo Rollover Ratio. The Senior ABL Facility Claims shall be allowed in the amount of $38.7 million.(1)

(d)         Junior ABL Facility Claims — Each holder of an allowed claim on account of the Last Out Loans (collectively, the “Junior ABL Facility Claims”) shall receive: (i) Tranche B New First Lien Debt in a face amount equal to: (a) the total amount of such Junior ABL Facility Claims, multiplied by (b) the First Lien Rollover Ratio and (ii) New HoldCo Debt in a face amount equal to: (a) the total amount of such Junior ABL Facility Claims, multiplied by (b) the HoldCo Rollover Ratio. The Junior ABL Facility Claims shall be allowed in the amount of $8.7 million.(2)

(e)          Term Loan Claims — Each holder of an allowed claim on account of the Term Loan Agreement (collectively, the “Term Loan Claims”) shall receive its pro rata share of: (i) Tranche B New First Lien Debt in a face amount equal to (a) the total amount of the Senior ABL Facility Claims, multiplied by (b) the First Lien Rollover Ratio; (ii) New HoldCo Debt in a face amount equal to: (a) the total amount of the Senior ABL Facility Claims, multiplied by (b) the HoldCo Rollover Ratio; and (iii) 100% of the New Common Stock, subject to dilution by a management incentive equity plan to

(1)         Claim amount to include all unpaid principal, interest at the default rate, fees, expenses, or any other ABL Obligations (as defined in the ABL Credit Agreement), other than Last Out Loans.

(2)         Claim amount to include all unpaid principal, interest at the default rate, fees, expenses, or any other ABL Obligations (as defined in the ABL Credit Agreement) arising on account of Last Out Loans.

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be adopted by the Reorganized Debtors’ board of directors.

(f)           General Unsecured Claims — Unless the holder of an allowed general unsecured claim agrees to less favorable treatment, each holder of an allowed general unsecured claim shall receive either: (i) payment in the ordinary course; or (ii) cash on the Effective Date.

(g)          Subordinated Claims — Unless the holder of an allowed subordinated claim agrees to less favorable treatment, each holder of an allowed subordinated claim shall receive no distribution and such claims shall be discharged, canceled, released, and expunged on the Effective Date.

(h)         Existing Unitek Interests — Each holder of an allowed existing Unitek interest shall receive no distribution, and such Interests shall be discharged, canceled, released, and expunged on the Effective Date.

Reorganized Holdco	UniTek Global Services, Inc. as reorganized

Intercompany Claims and Intercompany Interests

Intercompany claims and interests shall be reinstated, compromised, or cancelled on the Effective Date by agreement of the Debtors, the ABL Agent, and Cetus Capital, LLC (“Cetus”) and New Mountain Capital, LLC (“New Mountain” and together with Cetus, the “Specified Term Lenders”)).

OTHER TERMS OF THE RESTRUCTURING

DIP Facility

The debtor-in-possession facility (the “DIP Facility”) to be provided in the Chapter 11 Cases, with certain commitments to be funded 50% by the ABL Lenders (other than ABL Lenders with respect to their Last Out Loans), and 50% by the Specified Term Lenders and any other participating Term Lenders that have executed and delivered the Plan Support Agreement prior to the conclusion of the prepetition solicitation period,, with an interest rate of LIBOR + 8.50% (with a 1.00% LIBOR floor), of which 1% shall be paid in kind, and on the terms otherwise set forth in Exhibit [X] to this Term Sheet consisting of:

(a)         an up to $43 million credit facility (the “Initial Commitment”);

(b)         a $10 million revolving credit facility solely to fund operations of DirectSAT USA, LLC (“DirectSAT”) (the “Revolving Commitment”); and

(c)          a committed incremental facility to repay the ABL Agent any amount drawn under the $3.7 million letter of credit issued to secure certain obligations of the Other Businesses under ABL Credit Agreement, if and when such letter of credit is drawn (the “L/C Commitment”); and

(d)         a roll up of all outstanding letters of credit under the ABL Facility existing as of the Petition Date (the “L/C Roll Up”).

Each ABL Lender and Term Lender participating in the DIP Facility shall receive at the closing thereof its ratable share of a closing fee equal

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to 1% of the aggregate DIP Facility commitment. Each Term Lender that executes and delivers the Plan Support Agreement prior to the conclusion of the prepetition solicitation period shall be entitled to subscribe to its ratable share of the Term Lender portion of the DIP Facility pursuant to procedures approved by the Specified Term Lenders, and any unsubscribed portion shall be backstopped by the Specified Term Lenders on a ratable basis.

Rollover Ratios

“First Lien Rollover Ratio” to equal (a) the total amount of the Tranche B New First Lien Debt Facility divided by (b) the sum of (i) two times the total amount of Senior ABL Facility Claims, plus (ii) the total amount of Junior ABL Facility Claims (such sum referenced in clause (b), the “Rollover Debt”).

“HoldCo Rollover Ratio” to equal one minus the First Lien Rollover Ratio.

New First Lien Debt Facility

Up to $120(3) million new first lien senior secured debt and letter of credit facility (the “New First Lien Debt Facility”) issued by the Reorganized Debtors on the terms set forth in Exhibit 1 to this Term Sheet (the “New First Lien Debt Term Sheet”).

New Holdco Debt

Up to $15(4) million new subordinated payment-in-kind debt issued by Reorganized Holdco on the terms set forth in Exhibit [X] to this Term Sheet, which shall be in all respects junior and subordinate to the New First Lien Debt.

New Common Stock	The new common stock, preferred stock, or some combination thereof of Reorganized Holdco.

Shared Services

The reorganized Debtors shall use commercially reasonable efforts to transfer to UniTek Services Co. (as defined in the New First Lien Debt Term Sheet) as soon as practicable on or after the Effective Date, all assets and employees related to shared services of the Debtors. Thereafter, UniTek Services Co. will provide shared services to the other Reorganized Debtors as set forth in the New First Lien Debt Term Sheet.

Releases, Exculpations, and Injunctions	The Plan shall provide for customary release, exculpation, and injunction provisions subject to approval by Apollo and the Specified Term Lenders.

Fees and Expenses	The Plan will provide for payment of all accrued and unpaid professional fees and expenses for the legal and financial advisors of the ABL Agent

(3)         If the Rollover Debt plus the amount of the Initial Commitment plus all funded amounts as of the Effective Date under the Revolving Commitment plus all funded amounts as of the Effective Date under the L/C Commitment plus all funded amounts as of the Effective Date under the L/C Roll Up (the “Total Debt”) is less than $120 million, amount to equal the Total Debt and, if the Total Debt is greater than $120 million, amount to equal $115 million.

(4)         If the Total Debt is less than $120 million, amount to equal $0 and, if the Total Debt is greater than $120 million, amount to equal Total Debt less $115 million.

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and the Specified Term Lenders in cash on the Effective Date.

Corporate Governance

The documentation evidencing the corporate governance for the Reorganized Debtors, including charters, bylaws, operating agreements, shareholder agreements or other organization documents, as applicable (“Organizational Documents”), shall be reasonably acceptable to the Debtors, the ABL Agent, and the Specified Term Lenders; provided, however, the Organizational Documents for Reorganized DirectSAT, shall contain standard bankruptcy remoteness protections and non-consolidation provisions (described in the New First Lien Debt Term Sheet) with respect to the assets, liabilities, rights, and obligations of the Other Business, including the appointment of an independent director who shall be selected, and replaced, in the sole discretion of Apollo and the Specified Term Lenders, whose approval shall be required to authorize the commencement of any form of insolvency proceeding or to approve any material intercompany transactions (except as otherwise permitted in the New First Lien Debt Term Sheet); provided further, however, that the Organizational Document provisions set forth in the previous proviso shall have no further force and effect upon the exit of all or substantially all of the assets and operations of the Other Business.

On or before the Effective Date, the Other Business (as defined in the New First Lien Debt Term Sheet) will appoint a manager whose identity, compensation and scope of duties (which in all events shall be limited to the Other Business and not extend to the DirectSAT Business) will be reasonably acceptable to the Debtors, the ABL Agent, and the Specified Term Lenders.

Other Plan Terms	The Plan shall contain all other customary terms otherwise acceptable to the Debtors, the ABL Agent, and the Specified Term Lenders.

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EXHIBIT B

UniTek Global Services, Inc.

NEW FIRST LIEN DEBT TERM SHEET

This term sheet sets forth certain material terms of the New First Lien Debt Facility as defined in the UniTek Global Services, Inc. Plan of Reorganization Term Sheet (“Plan Term Sheet”).  This term sheet is subject to qualifiers set forth in the Plan Term Sheet.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan Term Sheet.

Administrative Agent	Apollo Investment Corporation (in such capacity, the “Administrative Agent”)

Facilities

A first lien credit facility (the “New First Lien Debt” or the “New First Lien Debt Facility”) consisting of the following:

 — A first priority tranche (the “Tranche A New First Lien Debt”) in an initial aggregate principal amount equal to the sum of (A) (1) the principal amount of all outstanding term loan advances under the Initial Commitments of up to $43.0 million under the DIP Facility (as each such term is defined in the Plan Term Sheet) (it being understood that such term loans may be funded prior to and/or on the Closing Date), which shall include amounts drawn to fund the Initial Pinnacle Cash (as defined below), and (2) funded drawings outstanding as of the Closing Date under letters of credit issued under the ABL Credit Agreement (which are included in the DIP Facility), (B) the $10.0 million Revolving Commitments (as defined in the Plan Term Sheet) under the DIP Facility (the “New First Lien Revolving Commitments”), including any amounts funded under such Revolving Commitments prior to the Closing Date (it being understood that the New First Lien Revolving Commitments are included in the Tranche A New First Lien Debt in addition to the amounts set forth in the immediately preceding clause (A)), of which New First Lien Revolving Commitments up to $5.0 million may be used (so long as such usage does not conflict with liquidity requirements in effect under agreements between the Borrowers and DIRECTV under the Plan Support Agreement or otherwise) for the issuance of letters of credit for the benefit of the Other Business (as defined below) (the “L/C Subfacility”), (C) the commitment under the DIP Facility to fund amounts to reimburse drawings, if any, under the $3.7 million letter of credit issued under the ABL Credit Agreement (such letter of credit, the “WTC Letter of Credit”) to secure certain obligations of the Other Business, including any amounts funded under such commitment prior to the Closing Date, and (D) all unfunded letters of credit issued under the ABL Credit Agreement (other than the WTC Letter of Credit) outstanding on the Closing Date in an aggregate undrawn face amount of approximately $17,900,000 (including renewals, extensions (including auto-extensions) and amendments of such existing letters of credit) (collectively, the “Letters of Credit”), and all amounts funded under such Letters of Credit following the Closing Date.

 — A second priority tranche (the “Tranche B New First Lien Debt”) in an initial aggregate principal amount up to $120.0 million(1). The Tranche B New First Lien Debt shall consist of pro rata portions of the following amounts set forth in clauses (A), (B) and (C): (A) the principal amount of all outstanding “Advances” (as such term is defined in the ABL Credit Agreement) under the ABL Credit Agreement, but excluding any such advances consisting of drawings under letters of credit and “Last Out Loans” (as such term is defined in the ABL Credit Agreement) made thereunder; (B) the principal amount of all such outstanding “Last Out Loans”; and (C) term loans outstanding under the Prepetition Term Credit Agreement in a principal amount equal to the amount specified in clause (A).

No borrowings shall be made after the closing date of the New First Lien Debt Facility (the “Closing Date”) other than under the New First Lien Revolving Commitments, and other than the letters of credit outstanding on the Closing Date (including renewals, extensions (including auto-extensions) and amendments of such existing letters of credit), no additional letters of credit shall be issued under the New First Lien Debt Facility other than under the New First Lien Revolving Commitments. The renewal, extension (including auto-extension) and amendment provisions relating to the letters of credit under the New First Lien Debt and the provisions relating to drawings, reimbursements and funding of participations shall be on terms substantially similar (taken as a whole) to the ABL Credit Agreement, with such modifications thereto as are reasonably acceptable to Apollo and the Specified Term Lenders; provided, however, that the holders of New First Lien Debt (other than lenders holding participation and reimbursement obligations with respect to Letters of Credit immediately prior to the Closing Date, and their successors and assigns) shall have no reimbursement or indemnification obligations with respect to any Letters of Credit, and any amounts paid in respect of any drawing under any Letter of Credit shall be deemed to be an equivalent advance of Tranche A New First Lien Debt.

First Priority Tranche	The Tranche A New First Lien Debt shall have customary “first out” priority as against the Tranche B New First Lien Debt.

Obligors

On the Closing Date, each of the “Borrowers” and “Guarantors” (as those terms are defined in the ABL Credit Agreement) (collectively, the “Loan Parties”), in each case where applicable, as reorganized under the Plan, shall assume, and be bound by, the New First Lien Debt Facility documentation,

(1)         Actual amount of Tranche B New First Lien Debt will be determined as follows:  (a) if the Total Debt (as defined in the Plan Term Sheet) is less than $120 million, amount to equal the Total Debt minus the Initial Commitment (as defined in the Plan Term Sheet) under the DIP Facility minus any funded amounts as of the Closing Date under the Revolving Commitments (as defined in the Plan Term Sheet) minus any funded amounts as of the Closing Date under the L/C Commitment (as defined in the Plan Term Sheet) minus any funded amounts as of the Closing Date under the L/C Rollup (as defined in the Plan Term Sheet); and (b) if the Total Debt is greater than $120 million, amount to equal $115 million minus the Initial Commitment under the DIP Facility minus any funded amounts as of the Closing Date under the Revolving Commitments minus any funded amounts as of the Closing Date under the L/C Commitment minus any funded amounts as of the Closing Date under the L/C Rollup.

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and for the avoidance of doubt, all of such Borrowers and Guarantors shall remain jointly and severally liable for all of the obligations included in the New First Lien Debt Facility.

Fees

The New First Lien Debt shall include (without limitation) (i) an annual administration fee payable to the Administrative Agent in the amount of $50,000 (except that if Apollo is not the Administrative Agent, such fee shall be the administration fee of the relevant third party administrative agent), payable on the Closing Date and each anniversary thereof, (ii) an unused line fee of 0.50% per annum on the unused portion of the New First Lien Revolving Commitments, (iii) an upfront “rollover” fee of 1.0% on the entire principal amount of the New First Lien Debt (including the unfunded New First Lien Revolving Commitments) other than the unfunded commitment with respect to the WTC Letter of Credit and the amount of any Letters of Credit, payable on the Closing Date, and (iv) a fronting fee of 0.25% per annum on the face amount of any outstanding Letters of Credit, payable quarterly in arrears to the issuer thereof.

The Tranche B New First Lien Debt shall also include a repayment premium on the initial principal amount of the Tranche B New First Lien Debt, equal to 0.0% in the first 18 months following the Closing Date, and 2.0% thereafter. Such repayment premium shall be payable to the lenders upon any prepayment of the Tranche B New First Lien Debt other than required prepayments from excess cash flow as described below (solely on the principal amount so prepaid) and on repayment in full, maturity (by acceleration or otherwise) or termination of the Tranche B New First Lien Debt (with respect to any remaining unpaid amounts of such repayment premium).

Interest Rates

The initial interest rates under the New First Lien Debt will be the Eurodollar Rate (as defined in the ABL Credit Agreement) plus (x) 8.50% per annum (for the Tranche A New First Lien Debt), with 1.0% per annum of such amount payable in kind, or (y) 7.50% per annum (for the Tranche B New First Lien Debt), or, at the Borrowers’ election, the Alternate Base Rate (as defined in the ABL Credit Agreement) plus (i) 7.50% per annum (for the Tranche A New First Lien Debt), with 1.0% per annum of such amount payable in kind, or (ii) 6.50% per annum (for the Tranche B New First Lien Debt). The initial letter of credit fees (excluding the fronting fee payable to the issuer thereof) payable to all lenders holding participations with respect to the Letters of Credit shall equal 7.50% per annum on the face amount of any such outstanding Letters of Credit, payable quarterly in arrears. The initial letter of credit fees (excluding the fronting fee payable to the issuer thereof) payable to all lenders holding participations with respect to letters of credit issued under the New First Lien Revolving Commitments shall equal 8.00% per annum on the face amount of any such outstanding letters of credit, payable quarterly in arrears.

The interest rates set forth above for the Tranche B New First Lien Debt, and the letter of credit fees set forth above with respect to Letters of Credit, shall each increase by 1.0% per annum on the second anniversary of the Closing Date.

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The Borrowers may elect interest periods of 1, 2 or 3 months for Eurodollar Rate borrowings.

The Eurodollar Rate floor shall be 1.0% per annum.

The interest rates payable with respect to obligations under the New First Lien Debt (and the Letter of Credit fee) shall increase by 2.0% per annum during the existence of an event of default.

Maturity	The fourth anniversary of the Closing Date.

Prepayments

The Borrowers may optionally prepay amounts outstanding under the New First Lien Debt, together with accrued interest thereon.

Mandatory prepayments of the New First Lien Debt shall be required with net cash proceeds from asset sales outside the ordinary course of business, casualty or loss events, issuances of debt, equity issuances, and other events to be agreed, subject to baskets and reinvestment provisions to be mutually agreed upon by Apollo and Specified Term Lenders.

The New First Lien Debt shall also be required to be repaid on an annual basis with 75% of excess cash flow of the DirectSat Business (as defined below) and UniTek Services Co. (as defined below) for such fiscal year. Notwithstanding the foregoing, (i) only 50% of the annual cash flow for 2015 shall be required to be applied to repay the New First Lien Debt, and (A) such 50% shall be calculated after excluding the first $2.0 million of such excess cash flow for such fiscal year, which may be used to fund intercompany advances to the Other Entities, but solely for purposes of funding capital expenditures of the Other Business, (B) the remaining 50% of such annual excess cash flow (calculated in accordance with immediately preceding clause (A)) not required to be applied to repay the New First Lien Debt may be used to fund intercompany advances to the Other Entities, but solely for purposes of funding restructuring, wind down or exit costs of the Other Business, and (C) the amounts permitted to be advanced to the Other Entities pursuant to the preceding clause (A) shall be reduced by gross cash received after the Closing Date on account of accounts receivable of the Other Business outstanding on the Closing Date, to the extent such gross cash received exceeds the aggregate amount of accounts payable of the Other Business that are current and outstanding as of the Closing Date; and (ii) with respect to the annual excess cash flow for 2016, if the Other Business (as defined below) shall not have been exited or wound down prior to 2016, the Borrowers may reduce, by up to $5.0 million in the aggregate, the excess cash flow of the DirectSat Business for such fiscal year and apply the amount of such reductions to the wind down or exit costs of the Other Business rather than to prepay the New First Lien Debt, and the 75% of excess cash flow for such fiscal year required to be applied to repay the New First Lien Debt (and the 25% of such excess cash flow not required to be applied to make prepayments) shall be calculated after giving effect to such reduction. The 25% of excess cash flow of the DirectSat Business that is not required to prepay the New First Lien Debt for fiscal year 2016 and each year thereafter may be used to fund intercompany advances to pay any liabilities of the Other Business rather than to prepay the New First Lien Debt. All intercompany advances by any of the DirectSat Subsidiaries to

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any Other Entity that are expressly permitted under this paragraph shall be referred to as the “Permitted Post-Effective Date DirectSat Intercompany Advances.”

All such prepayments will be applied first to repay outstanding funded amounts under the Tranche A New First Lien Debt, second to repay outstanding funded amount under the Tranche B New First Lien Debt, and any remaining portion of such prepayments shall be applied to cash collateralize outstanding Letters of Credit ratably.

Priority and Liens

All obligations and all guarantees in connection with the New First Lien Debt shall at all times be secured by a perfected first priority lien on all tangible and intangible property of the Borrowers and Guarantors, including without limitation, all inventory, accounts receivable, general intangibles, chattel paper, owned real estate, real property leaseholds, fixtures and machinery and equipment, deposit accounts, patents, copyrights, trademarks, tradenames, rights under license agreements and other intellectual property and capital stock of subsidiaries of the Borrowers and Guarantors and other investment property, whether now existing or in the future created, and including all proceeds and products of any of the foregoing.

Separation of Businesses

The organizational documents for the Borrowers and the Guarantors shall contain provisions with respect to the corporate governance of the DirectSat Subsidiaries (including UniTek Services Co.), and non-consolidation provisions, as described in the Plan Term Sheet and reasonably satisfactory to Apollo and the Specified Term Lenders, separating the DirectSat Business from the Other Business. As used herein, the following terms shall have the following meanings:

“DirectSat Business” shall mean the assets, liabilities and contractual rights and obligations relating to the business division of the Borrowers and their subsidiaries which provides fulfillment installation, upgrade and maintenance services for satellite content providers, including but not limited to DIRECTV.

“DirectSat Subsidiaries” shall mean DirectSat and each other subsidiary (if any) of the Borrowers engaged primarily or exclusively in the DirectSat Business (and for the avoidance of doubt excluding Other Entities and Reorganized Holdco (as defined below)).

“Other Business” shall mean the assets, liabilities and contractual rights and obligations relating to the business divisions of the Borrowers and their subsidiaries other than the DirectSat Business (and for the avoidance of doubt excluding the DirectSat Subsidiaries and Reorganized Holdco).

“Other Entities” shall mean Borrowers and their subsidiaries that are engaged primarily or exclusively in the Other Business (and for the avoidance of doubt excluding the DirectSat Subsidiaries, Reorganized Holdco and UniTek Services Co.).

On or prior to the Closing Date, up to $13.8 million (consisting of $8.0 million for corporate costs of the Other Business and $5.8 million for insurance costs of the Other Business) (the “Initial Pinnacle Cash”) of cash shall be funded pursuant to the Initial Commitments under Tranche A New

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First Lien Debt, for the benefit of the Other Business, and shall be maintained and held by the DirectSat Subsidiaries and the DirectSat Business in one or more segregated deposit accounts (such segregated deposit accounts and/or other segregated deposit accounts of the Other Subsidiaries are the “Pinnacle Cash Account”), which accounts shall be subject to blocked account agreements reasonably acceptable to Apollo and the Specified Term Lenders and shall be subject to a first priority lien securing the New First Lien Debt. The Borrowers shall from time to time withdraw and apply from the Pinnacle Cash Account any amounts required to make payments of expenditures on behalf of the Other Business or to “true up” amounts paid by the DirectSat Business (including through UnitTek Services Co.) to reflect the proper allocation of cash receipts and expenditures during the period from the Closing Date between the Other Business and the DirectSat Business.

From and after the Closing Date, cash on hand of the Other Subsidiaries that is cash generated by operations of the Other Business and is properly allocable to the Other Business (“Other Business Allocated Cash”) shall be deposited into one or more segregated deposit accounts of the Other Subsidiaries (such segregated deposit accounts and/or other segregated deposit accounts of the Other Subsidiaries are the “Other Business Account”), which accounts shall be subject to blocked account agreements reasonably acceptable to Apollo and the Specified Term Lenders and shall be subject to a first priority lien securing the New First Lien Debt. The Other Business Account shall be separate funds from the accounts, cash and other property of the DirectSat Business and UniTek Services Co., no funds other than the Other Business Allocated Cash shall be deposited into such Other Business Account, and such Other Business Account and the funds therein shall be utilized solely by the Other Subsidiaries for working capital and other general corporate purposes in connection with the Other Business. After the Closing Date, the cash expenditures of the Other Business and the cash expenditures allocable to the Other Business shall be funded (without duplication) solely by the Initial Pinnacle Cash, the Other Business Allocated Cash, and the Permitted Post-Effective Date DirectSat Intercompany Advances.

Conditions Precedent to Closing of the New First Lien Debt

Customary and appropriate for an exit financing facility of this type and reasonably acceptable to Apollo and the Specified Term Lenders. Without limiting the foregoing, closing conditions for the New First Lien Debt shall include the following:

(a) The definitive documentation in respect of the New First Lien Debt shall have been executed and delivered by the parties thereto and shall be consistent with the Plan Term Sheet and this Term Sheet and otherwise reasonably acceptable to Apollo and the Specified Term Lenders (for the avoidance of doubt, and without limiting the other provisions of this Term Sheet, the representations and warranties, affirmative covenants and negative covenants in such definitive documentation shall be customary and appropriate for an exit financing facility of this type and reasonably acceptable to Apollo and the Specified Term Lenders), provided, that:

(i) the New First Lien Debt shall contain financial covenants (and a

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capital expenditures covenant) reasonably satisfactory to Apollo and the Specified Term Lenders; provided that such financial covenants shall not apply to any period ending on or prior to the end of the last fiscal quarter of 2015.

(ii) UniTek Global Services, Inc., as reorganized (“Reorganized Holdco”) shall be prohibited from engaging in business activities, incurring material liabilities (other than its primary liability for the New Holdco Debt and its guarantor liability for the New First Lien Debt) or owning any material assets other than the equity interests of UniTek Acquisition, Inc. (“UniTek Acquisition”); and UniTek Acquisition shall be prohibited from engaging in business activities, incurring material liabilities or owning any material assets other than the equity interests of the DirectSat Subsidiaries and UniTek Services Co. and the equity interests of the Other Entities.

(iii) The Loan Parties shall have identified to Apollo and the Specified Term Lenders prior to the Closing Date all material registered intellectual property primarily used in the Other Business, all material customer contracts of the Other Business and any subsidiaries engaged primarily in the Other Business.

(iv) The Loan Parties and the Other Subsidiaries shall agree that (x) neither the Loan Parties nor the DirectSat Subsidiaries nor UniTek Services Co. has any commitment to provide any additional funding to the Other Subsidiaries and the Other Business (other than (i) the funding of the Initial Pinnacle Cash and (ii) any funding pursuant to the agreements under the Shared Services Agreement to pay expenses that are allocable to the Other Business on the terms expressly set forth in the Shared Services Agreement), and (y) neither the Loan Parties nor the Other Subsidiaries shall make representations to their respective creditors that could reasonably be expected to cause their respective creditors to believe that any of the Loan Parties or the DirectSat Subsidiaries or UniTek Services Co. has made any such commitment. As soon as available after the end of each month following the Closing Date, Borrowers shall deliver to the Lenders copies of the relevant monthly bank statements for the Pinnacle Cash Account showing the balance and activity on such account(s). Borrowers or the Other Subsidiaries shall deliver a statement of income of the Other Business for each month as soon as practicable (but in any event within 30 days after the end of such month), accompanied by a certificate stating that such statement fairly presents, in all material respects, the results of operations of the Other Business for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments.

(v) The Borrowers and Guarantors (A) prior to the Closing Date shall have used (and shall thereafter continue to use) commercially reasonable efforts to transfer all or substantially all of the assets (other than rights under contracts) that are primarily used in the DirectSat Business and liabilities associated with the DirectSat Business, including owned or licensed intellectual property

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primarily used in the DirectSat Business, to the DirectSat Subsidiaries (and shall thereafter use commercially reasonable efforts to maintain all such assets in the DirectSat Subsidiaries), (B) prior to the Closing Date shall have used (and shall thereafter continue to use) commercially reasonable efforts to transfer all or substantially all of the assets (other than rights under contracts) that are held by the DirectSat Subsidiaries that are primarily used in the Other Business, and liabilities associated with the Other Business, to the Other Entities (and shall thereafter use commercially reasonable efforts to maintain all such assets in the Other Subsidiaries), and (C) prior to the Closing Date shall have used (and shall thereafter continue to use) commercially reasonable efforts to cause the employment of all employees of any Loan Parties that are engaged primarily in the DirectSat Business to be transferred to the DirectSat Subsidiaries, and shall have used commercially reasonable efforts to cause the DirectSat Subsidiaries (other than UniTek Services Co.) to employ no employees other than employees engaged primarily in the DirectSat Business and to cause UniTek Services Co. to employ no employees other than employees engaged in providing shared services to both the DirectSat Business and the Other Business (and in each case shall thereafter use commercially reasonable efforts to maintain all such employees as employees of the DirectSat Subsidiaries, UniTek Services Co. or the Other Subsidiaries, as applicable), (D) prior to the Closing Date shall have used (and shall thereafter continue to use) commercially reasonable efforts to assign all material contracts that primarily relate to the Other Business to the Other Subsidiaries, except that contracts that relate both to the Other Business and the DirectSat Business will be retained by the DirectSat Subsidiaries and the DirectSat Business or may be assigned to UniTek Services Co.; provided, that nothing in this clause (D) shall be construed to require the Loan Parties or their Subsidiaries to assign or transfer any contractual obligation entered into with a third party, to any of the Other Subsidiaries, if such third party counterparty has a right to terminate the applicable contract if such assignment or transfer occurs and such counterparty has refused to consent to such assignment or transfer after commercially reasonable efforts to obtain such consent have been made by the Loan Parties. Following the Closing Date, Borrower and Guarantors shall use commercially reasonable efforts to cause (i) all new contractual obligations entered into that primarily generate revenue or assets for (or represent liabilities or expenses allocable to) the DirectSat Business to be entered into by DirectSat Subsidiaries that are Loan Parties, and (ii) all new contractual obligations entered into that primarily generate revenue or assets for (or represent liabilities or expenses allocable to) the Other Business to be entered into by Other Entities that are Loan Parties; provided, however, that contractual obligations that relate both to the Other Business and the DirectSat Business may be entered into by UniTek Services Co. pursuant to the Shared Services Agreement, and contractual obligations with third parties that primarily generate revenue for the Other Business may be entered into by the DirectSat Subsidiaries

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and Unitek Services Co. in the event that the Borrower has determined, in the exercise of its reasonable good faith judgment prior to entering into such contractual obligation, that complying with the foregoing provisions of this sentence would be detrimental in any material respect to the ability to induce the applicable counterparty to enter into such contract or otherwise materially adverse to the business of Reorganized Holdco and its Subsidiaries. The Loan Parties shall not, and shall cause their subsidiaries not to, form any Subsidiary after the Closing Date to engage primarily in the Other Business in each case unless such Subsidiary is formed as a wholly-owned direct subsidiary of existing Other Subsidiaries. Any loans or advances by the Other Entities to the DirectSat Subsidiaries (including UniTek Services Co.) and vice versa, in each case to the extent permitted under the New First Lien Loan Documents, will be evidenced by documentation typical of third party lending arrangements and will bear market rates of interest.  Within 60 days following the Closing Date, the Other Entities engaged in the Other Business shall maintain their material assets in such a manner that is not costly or difficult to segregate, ascertain or otherwise identify its individual material assets from or as against those of Reorganized Holdco and its Subsidiaries (other than the Other Business and such Other Entities).

(vi) The definitive credit agreement (the “New First Lien Debt Credit Agreement”) and the other documentation for the New First Lien Debt shall provide that (A) the Borrowers and Guarantors shall operate, as between themselves and with third parties, exercising commercially reasonable efforts to prevent, and shall not take any actions that would reasonably be expected to cause, any of the DirectSat Subsidiaries or UniTek Services Co. or the assets of the DirectSat Business or UniTek Services Co. to be substantively consolidated with the Other Entities or with the assets of the Other Business; (B) the Borrowers and Guarantors shall observe customary corporate formalities as between each other, and each of the Other Subsidiaries will hold itself out as an entity that is separate from the other Loan Parties and their Subsidiaries and promptly correct any known misrepresentation with respect to the foregoing, and vice versa, and any corporate, transition or transaction services provided by the Other Subsidiaries to the other Loan Parties and their Subsidiaries (or vice versa) will be required to be approved by the board of directors (or equivalent governing body) of the DirectSat Subsidiaries and will otherwise be subject to compliance with the terms of the Credit Agreement; (C) the Other Subsidiaries shall not acquire securities of Reorganized Holdco or its DirectSat Subsidiaries or UniTek Services Co. (excluding any notes or other documents evidencing any Permitted Post-Effective Date DirectSat Intercompany Advances); (D) from and after April 1, 2015, the Other Business shall prepare and maintain accurate and complete accounts, books and records recording its assets, liabilities, expenses and income, separate and distinct from the books and records, assets and liabilities, expenses and income of the DirectSat Business

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(provided that the DirectSat Subsidiaries and the Other Subsidiaries may have, as between each other, shared assets, liabilities, contracts, and Shared Services Arrangements as specifically permitted under the covenants regarding separation of the businesses as set forth in this Term Sheet (collectively, the “Separation Covenants”), and provided further, it shall not be a breach of this covenant if such accounts, books and records are not accurate or complete to the extent necessary to prepare separate unaudited balance sheets for the Other Business or the DirectSat Business prior to April 1, 2015); (E) the Loan Parties shall establish and maintain separate management and employees for the DirectSat Business or UniTek Services Co., on the one hand, and the Other Business, on the other hand, in accordance with the terms of their organizational documents as in effect on the Closing Date (after giving effect on such date to amendments thereto that are reasonably satisfactory to Apollo and the Specified Term Lenders); (F) commencing with the first full fiscal quarter after March 31, 2015, the DirectSat Subsidiaries, on the one hand, and the Other Entities, on the other hand, shall deliver separate financial statements with respect to such businesses; (G) from and after July 1, 2015, (1) the DirectSat Subsidiaries and UniTek Services Co., on the one hand, and the Other Entities, on the other hand, shall maintain separate cash management systems reasonably satisfactory to Apollo and the Specified Term Lenders, including the formation of separate lockboxes for collection of receipts such that customers of the Other Business shall be directed to pay any receipts (whether as payment under contracts or on accounts receivable or otherwise) that are attributable to the Other Business to the lockboxes for the Other Business, and customers of the DirectSat Business shall be directed to pay any receipts (whether as payment under contracts or on accounts receivable or otherwise) that are attributable to the DirectSat Business to the lockboxes for the DirectSat Business, and (2) the Other Entities shall, promptly upon receipt by them of any receipts (whether as payment under contracts or on accounts receivable or otherwise) that are attributable to the DirectSat Business, transfer such receipts to the DirectSat Subsidiaries, (3) the DirectSat Subsidiaries shall, promptly upon receipt by them of any receipts (whether as payment under contracts or on accounts receivable or otherwise) that are attributable to the Other Business, transfer such receipts to the Other Subsidiaries and (4) pay their respective operating expenses and liabilities out of the separate funds of the DirectSat Subsidiaries or the Other Entities, as applicable; provided that the restrictions in clause (G)(4) shall not apply to certain shared overhead and administrative expenses that would not be commercially reasonable to pay from such separate funds and which shall be allocated to the DirectSat Subsidiaries and the Other Entities under the Shared Services Agreement on a basis reasonably related to actual use or value of services rendered, and the Loan Parties shall use commercially reasonable efforts to have the direct obligations to pay such shared overhead and administrative expenses, where the Loan Parties reasonably

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determine that allocating the direct obligation to pay such expenses on such basis to the Other Entities and the DirectSat Subsidiaries is not practicable or commercially reasonable, allocated to the DirectSat Subsidiaries and UniTek Services Co.; (H) the DirectSat Business and UniTek Services Co. shall not be permitted to guarantee or otherwise become obligated for the debts of the Other Business (other than with respect to the New First Lien Debt) or hold out its or their credit as being available to satisfy the obligations of the Other Business (other than with respect to the New First Lien Debt), and vice versa; and (I) from and after the date that is 12 months after the Closing Date, no transaction between the DirectSat Business and/or any one or more of the DirectSat Subsidiaries or UniTek Services Co., on the one hand, and the Other Business and/or any one or more of the Other Entities, on the other hand, shall be permitted other than (1) any transactions of immaterial value to be agreed upon in the ordinary course of business on terms and conditions comparable to an arm’s-length transaction, (2) transactions for which the costs thereof and receipts therefrom are allocated among the DirectSat Business and the Other Business pursuant to one or more shared services agreements satisfactory to Apollo and the Specified Term Lenders (collectively, the “Shared Services Agreement”) entered into between the DirectSat Subsidiaries, the Other Subsidiaries and a newly formed corporate entity formed as a sister entity to, and with substantially the same governance structure as, Reorganized DirectSat (such newly formed entity, “UniTek Services Co.”), reflecting arms’ length terms and allocations (including but not limited to allocations of expenses and liabilities) between the Other Business and the DirectSat Business and requiring a cash “true up” by the DirectSat Subsidiaries of any amounts allocated to the DirectSat Business and by the Other Entities of any amounts allocated to the Other Business, and in each case unpaid under the Shared Services Agreement, no less frequently than on a monthly basis, and (3) any payments on account of any contribution or reimbursement claims of any of the Loan Parties against any of the other Loan Parties with respect to any payments made in respect of the New First Lien Debt.

(vii) The Shared Services Agreement shall contain arrangements among UniTek Services Co., the DirectSat Business and the Other Business made on an arms’ length basis, containing (A) to the extent UniTek Services Co. provides services or property to the DirectSat Business or the Other Business, or the DirectSat Business provides services or property to the Other Business, or vice versa, allocations between UniTek Services Co., the DirectSat Business and the Other Business to the extent practical on the basis of actual use or value of services rendered or a reasonable approximation thereof, (B) pass-through arrangements on an arms-length basis for the DirectSat Business or the Other Business, as applicable, to pass through costs and benefits of contracts where such business is not released from liability under such contract that primarily relates to the other Business, (C) to the extent that a DirectSat Subsidiary is not released

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from liability under a lease of a facility being used by the Other Business, an agreement pursuant to which arrangements are made on an arms-length basis for the Other Business to indemnify the applicable DirectSat Subsidiary for any liabilities under the lease (including environmental indemnities) and for the DirectSat Subsidiary to pass through costs of the lease on an arm’s length basis, (D) with respect to shared space at any premises where employees work for the Other Business and the DirectSat Business, written arms’ length arrangements for such shared facilities, including arrangements regarding sharing the costs of infrastructure and other related liabilities at such locations, with allocations in those arrangements being made to the extent practical on the basis of actual use or value of services rendered or otherwise on a basis reasonably related to (and a reasonable approximation of) actual use or the value of services rendered, (E) to the extent UniTek Services Co. or the DirectSat Business provides sales, general or administrative, legal or information technology support functions to the DirectSat Business or the Other Business, arms-length agreements to provide such functions to the extent practical on the basis of actual use or value of services rendered or otherwise on a basis reasonably related to (and a reasonable approximation of) actual use or the value of services rendered and (F) a cash “true up” by the Other Subsidiaries of any amounts allocated to the Other Business and by the DirectSat Business of any amounts allocated to the DirectSat Business, and in each case unpaid under the Shared Services Agreement, no less frequently than on a monthly basis.  Any allocations of revenues or costs in the Shared Services Agreement based on historical allocations of use or value between the DirectSat Business and the Other Business shall be required to be adjusted on a periodic basis (and not less frequently than annually) to reflect updated historical information.  The Loan Parties shall not amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) the Shared Services Agreement and any allocation methodologies thereunder, or make any payment that has the same effect as any such amendment, modification or other change, in each case where such amendment, modification or change is material or would reasonably be expected to be materially adverse to either the DirectSat Business or the Other Business.

(viii) Not later than 10 Business Days after the end of each month commencing with the first full month following the Closing Date, Borrower shall deliver to the Administrative Agent for distribution to the Lenders a written report in reasonable detail on the progress of efforts to comply with the Separation Covenants and shall promptly respond to all reasonable requests for information and access from Apollo and the Specified Term Lenders and their respective counsel in respect of such progress.

(ix) The negative covenant restricting indebtedness shall prohibit Reorganized Holdco and its subsidiaries from incurring additional funded debt; provided, however, that the Other Entities may incur

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funded debt that is contractually subordinated to the New First Lien Debt on terms reasonably satisfactory to Apollo and the Specified Term Lenders.

(x) The subordination agreement with respect to the New Holdco Debt (if any) shall be in form and substance reasonably acceptable to Apollo and the Specified Term Lenders.

(b) With respect to the Borrowers’ Case:

(i) the Bankruptcy Court shall have entered the order approving the Plan (as defined in the Plan Term Sheet);

(ii) the Plan shall have been consummated; and

(iii) the Plan shall not have been stayed, revoked, or withdrawn.

(c) All accrued interest, fees and expenses under the ABL Credit Agreement, and all accrued expenses incurred by the Specified Term Lenders under the Term Credit Agreement or otherwise in respect of the restructuring contemplated by the Plan Term Sheet and this Term Sheet, and all fees and expenses due and payable on the Closing Date to the lenders and the Administrative Agent under the New First Lien Debt, shall have been paid in full in cash on the Closing Date.

Events of Default

Customary and appropriate for an exit financing facility of this type and reasonably acceptable to Apollo and the Specified Term Lenders, including an event of default for any change of control (to be defined in the definitive documentation for the New First Lien Debt).

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